EXHIBIT 5
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                                 April 22, 2009

PHAZAR CORP
101 SE 25th Avenue Mineral Wells, TX 76067

         Re:      PHAZAR CORP Form S-8

Dear Sirs:

We have acted as counsel to PHAZAR CORP (the "Company") in connection with the registration with the Securities and Exchange Commission on Form S-8 of up to 273,600 shares of the Company's common stock, $0.01 par value (the "Shares"), which may be issued upon exercise of options or otherwise granted in connection with the PHAZAR CORP 2009 Equity Incentive Plan (the "Plan"). In connection with that registration, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933.

This opinion may be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

Very truly yours,
/s/ Whitaker, Chalk, Swindle, & Sawyer LLP
Whitaker, Chalk, Swindle, & Sawyer LLP



















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